(SVP & Above)
2022 PERFORMANCE UNITS PROVISIONS
As of March 15, 2022, the Board of Directors of Protective Life Corporation (the “Company”) granted you performance units (“Performance Units”) under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”) that, subject to the satisfaction of the applicable terms and conditions related to such Performance Units, including, but not limited to, the satisfaction of the applicable performance vesting conditions specified below, will entitle you to receive a cash amount based on the PL Tangible Book Value of the Company. You have also received a Performance Unit Award Letter(s) (“Award Letter”), which together with these 2022 Performance Units Provisions (“Provisions”) and the Plan, constitutes your “Performance Unit Award(s).”
1.General Provisions. The number of Performance Units that you have been awarded, the Award Period of the Performance Units, and the Date of Grant of the Performance Units are set forth in your Award Letter.
2.Earn-Out of Performance Units.
(a)General. Whether you will receive any cash payment in respect of your Performance Unit Award will be determined based upon the extent to which the applicable performance objectives have been satisfied and, except as otherwise provided in Section 5 below, your continued employment until the date the Performance Units are paid. Your right to vest in, and the amount payable in respect of, one-half (1/2) of your Performance Units is dependent on the Company's Cumulative After-tax Adjusted Operating Income during the Award Period, and on Average Return on Equity over the Award Period with regard to the remaining one-half (1/2) of the Performance Units, in each case as specified below.
(b)Cumulative After-tax Adjusted Operating Income. Payment with respect to one-half of your Performance Units will be based on the Company's Cumulative After-tax Adjusted Operating Income during the Award Period, as determined in accordance with the following schedule:

Cumulative After-tax Adjusted Operating Income (dollars in millions)	Percentage of Performance Units Earned
Less than $765	0%
$765	25%
$1,275	100%
$1,530 or more	225%

There will be straight-line interpolation between Cumulative After-tax Adjusted Operating Income between $765 and $1,275 to determine the exact percentage to be paid between 25% and 100%; and between $1,275 and $1,530 to determine the exact percentage to be paid between 100% and 225%.
(c)    Average Return on Equity. Payment with respect to one-half of your Performance Units will be based on the Company's Average Return on Equity during the Award Period, as determined in accordance with the following schedule:

Average Return on Equity	Percentage of Performance Units Earned
Less than 3.07%	0%
3.07%	25%
4.91%	100%
5.77%	225%

(SVP & Above)
There will be straight-line interpolation between Average Return on Equity between 3.07% and 4.91% to determine the exact percentage to be paid between 25% and 100%; and between 4.91% and 5.77% to determine the exact percentage to be paid between 100% and 225%.
3.    Definitions. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan. For purposes of these Provisions, the following terms shall have the following meanings:
“Average Return on Equity” shall mean annualized Cumulative After-tax Adjusted Operating Income during the Award Period divided by the Average Total Shareowner’s Equity and excluding the cumulative after-tax adjustments that are excluded from Cumulative After-tax Adjusted Operating Income during the Award Period.
“Average Total Shareowner’s Equity” shall mean the average of the Total Shareowner’s Equity as reported in the Company’s GAAP financial statements, excluding accumulated other comprehensive income, using the Total Shareowner’s Equity as of the beginning of the Award Period and as of the end of each fiscal quarter during the Award Period (or, if applicable, the number of calendar quarters completed through the date of a Change in Control).
“Cumulative After-tax Adjusted Operating Income” is defined as the Company's total income earned after taxes during the Award Period, excluding: (a) the impact of realized gains or losses on investments and derivatives; (b) any impairment losses recorded on goodwill and other intangible assets created by the Merger; (c) any expense borne by the Company that was the result of actions or requirements of the Company's Parent and were not included in the business plan; (d) unplanned changes to income resulting from new accounting pronouncements; (e) the immediate impacts from changes in current market conditions on estimates of future profitability on variable annuity and variable universal life products, including impacts on deferred acquisition cost (“DAC”), value of business acquired (“VOBA”), reserves, and other items; and (f) changes in the fair value of company-owned life insurance, exclusive of the long-term expected return of the underlying assets. Any lost income due to dividends paid in excess of planned amounts will be added back to determine after tax operating income.
4.Time and Form of Payment. As soon as practicable, but not later than 60 days, after the end of the Award Period, the Committee will determine the extent to which any Performance Unit Award has been earned. Except as otherwise set forth herein, the value of each earned Performance Unit shall equal the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet date last preceding the date of payment and shall be paid not later than the March 15 following the end of the Award Period.
5.Termination of Employment.
(a)Death, Disability or Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated by death, Disability or by Early Retirement or Normal Retirement, you (or, as applicable, your legal representative or beneficiary) will receive a payment with respect to a pro-rata portion of your Performance Units, determined based on a fraction, the numerator of which is your period of employment during the Award Period and the denominator of which is the total number of days in the Award Period. The amount in respect of your pro-rated Performance Units will be determined by applying the performance achieved through the end of the Award Period (or the date of a Change in Control, if applicable) against the schedules set forth in Sections 2(b) and 2(c) above. The remaining portion of your Performance Units (i.e., the excess over the pro-rated portion) shall be forfeited as of the date your employment terminates.

(SVP & Above)
(b)Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any outstanding and unpaid Performance Units shall be at the discretion of the Committee. Any portion of your Performance Units which the Committee determines is not eligible for payment under this Section 5(b) shall be forfeited as of the date your employment terminates.
(c)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in Sections 5(a) or (b), any outstanding and unpaid Performance Units will be forfeited.
(d)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date your Performance Units are paid pursuant to Section 4, all of your outstanding and unpaid Performance Units will be forfeited.
6.    Company Change in Control. In the event of a Company Change in Control, the Award Period shall be deemed to have ended on the date of the Company Change in Control and you shall be deemed to have earned the greater of (i) 100% of the Performance Units, or (ii) the percentage of such Performance Units that would derive from applying the schedule(s) in Section 2 through the date of the Company Change in Control (instead of over the Award Period). Any earned Performance Units shall be paid shall be paid within 45 days following the date on which the Company Change in Control occurs, based on the Company Change in Control Book Value Per Unit, if available within 10 days before such payment date; or, if the Company Change in Control Book Value Per Unit is not then available, then 90% of the value of each Performance Unit, based on the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control, shall be paid within 45 days of the Company Change in Control, followed by an additional payment in respect of each such Performance Unit within 75 days of such Company Change in Control equal to the excess, if any, of (i) the Change in Control Book Value Per Unit over (ii) 90% of the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding such Company Change in Control.
7.    Federal Income Tax Consequences.
(a)General. The following description of the federal income tax consequences of the Performance Units is based on currently applicable provisions of the Code and regulations, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.
(b)Grant of Performance Units. This grant of Performance Units will not cause you to be subject to federal income tax.
(c)Payment of Performance Units. You will recognize ordinary income for federal income tax purposes on the payment date. The amount of income recognized will be equal to the aggregate amount of cash paid. Notwithstanding the foregoing, if you have made an effective election under the Company's Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), the taxation of such deferred amount will be handled as discussed in Section 7(d).
(d)Deferred Compensation Plan. To the extent eligible, you may elect to defer payment in respect of your earned Performance Units, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the deferred portion of the amount payable on your Performance Units is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid. If eligible, you will be provided with more information about this deferral opportunity and the Deferred Compensation Plan before your Performance Units become payable. Notwithstanding the foregoing, if the Committee exercises discretion to adjust the calculation of any performance objective or criteria or otherwise adjust the objectives or criteria applicable to your

(SVP & Above)
Performance Units, then, to the extent necessary to comply with Code Section 409A, any outstanding performance-based deferral election will be invalidated and no new performance-based deferral election will be permitted with respect to such Performance Units.
(e)ERISA. Neither the Plan nor this Performance Unit Award is qualified under Section 401(a) of the Code and neither is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
8.    Tax Withholding. The Company will withhold an amount in cash sufficient to satisfy any applicable federal, state and/or local tax withholding obligations attributable to your Performance Units, whether under this Plan or under the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Performance Units.
9.Non-transferability of Performance Units. Your Performance Units may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.
10.Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan and this Performance Unit Award (including the right to receive payment in respect of your Performance Units after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company's Chief Financial Officer or Controller (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.
11.Administration of the Plan. The Committee has full power to administer and interpret the Plan and these Provisions and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and these Provisions and its determination of any conditions applicable to Awards or the granting of Awards to specific Participants is conclusive and binding on all Participants.
12.Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue the Plan and/or these Provisions in accordance with the terms of the Plan in effect at the time of the amendment, but no amendment, termination or discontinuance of these Provisions or the Plan will unfavorably affect any Performance Unit Award previously granted.
13.Effect on Employment and Other Benefits. Receipt of a Performance Unit Award under the Plan does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Performance Unit Award recipients are subject to discipline and discharge in the same manner as any other employee. Subject to the terms of the applicable plan, income recognized as a result of any payment in respect of Performance Units will not be included in the formula for calculating benefits under the Company's Pension Plan, 401(k), and disability plans.

(SVP & Above)

14.Cooperation in Litigation. By accepting a Performance Unit Award subject to the Plan, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company. This includes being available on reasonable notice for interviews and other communications with the Company's counsel in connection with any such matter and appearing at the Company's request (and without a subpoena) to be deposed or to give testimony.
15.Non-Solicitation of Company Employees. The Company has expended and continues to expend significant time and expense in recruiting and training its employees and the loss of employees would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason) (the “Restricted Period”), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who: (1) responds to a general solicitation or advertisement that is not directed to Company Employees or (2) is referred to your future employer by a search firm, employment agency, or similar organization without any assistance, input, or involvement by you.
16.Non-Solicitation of Company Customers, Distributors, or Agents. The Company has expended and continues to expend significant time and expense in developing relationships and related goodwill with its customers, distributors, and agents; and the loss of these relationships (or any associated business) would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these provisions, you agree that, during the Restricted Period, you will not — whether on your own behalf or on behalf of or in conjunction with any person or entity — directly or indirectly solicit or accept any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer, distributor, or agent of the Company as of that date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers, distributors, or agents or prospective customers, distributors, or agents. You further agree that, during the Restricted Period, you will not communicate for business purposes with any person or entity that was either (1) a customer, distributor, or agent of the Company as of your termination date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date. This Section 16 shall not apply if you worked in, or were a resident of, the state of California when your employment terminated.
17.Confidential Information. The Company has expended and continues to expend considerable time and resources developing its Confidential Information; and this information is of great competitive importance and commercial value to the Company. The improper use or disclosure of the Company’s Confidential Information would cause significant and irreparable harm to the Company. Accordingly, by accepting a Performance Unit Award subject to the Plan and these provisions, you agree to permanently maintain the confidentiality of the Company’s “Confidential Information.” Confidential Information includes, but is not limited to, all information not generally known to the public (in spoken, printed, electronic, or any other form or medium) relating to the Company’s: business (including without limitation, business plans and strategies, financial information, customer or prospective customer information, agent or prospective agent information, distributor or prospective distributor information, marketing plans, terms of agreements, etc.), technologies (including without limitation, computer software, databases, web design, technical drawings, designs, schematics, algorithms, technical data, research plans, systems, etc.), products (including without limitation, product design, pricing, and development information), transactions or potential transactions, services, trade secrets, know-how, formulas, processes, ideas, inventions (whether or not patentable), training materials, personnel information, attorney-client communications, and third-party relationships. The above list is not

(SVP & Above)
exhaustive and Confidential Information includes any other information that should be reasonably understood as the confidential or proprietary information of the Company. Confidential Information includes not only information disclosed by the Company to you, but also information developed or learned by you during the course of your employment with the Company. Information is not confidential, however, if it is available in the public domain through no fault of your own.
18.Recovery of Damages by the Company. You agree that if you were to violate any of Sections 14, 15, 16 and 17 the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Performance Unit Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of Sections 14, 15, 16, or 17. All determinations under this Section shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby. This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have. The Company will be entitled to recover costs and expenses, including attorneys’ fees, incurred in enforcing or bringing any action to protect its rights under Sections 14, 15, 16, or 17.
19.Performance Units Subject to the Plan. These Provisions are subject to the Plan as approved by the Board. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
20.Acceptance of Award. If you wish to accept your Performance Unit Award, you must execute a 2022 Long-Term Incentive Plan Awards Acceptance Form, in the manner specified by the Company, which may be in the form of an electronic signature, no later than March 25, 2022.
21.Communications with Government Agencies. Nothing in these Provisions, including, without limitation, Section 14, 17 or 18 hereof, (i) is intended to or will be used in any way to limit your rights to communicate with a government agency, as provided for, protected under or warranted by applicable law or (ii) limits your right to receive an award from the government for information provided to any government agency. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Questions regarding a Performance Unit Award subject to the Plan and requests for additional information about these Provisions, the Plan or the Committee should be directed to Rachel Goodson, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (e-mail: Rachel.Goodson@Protective.com). The Plan, these Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference. You may obtain a copy of the Plan by written or email request to Rachel Goodson.